EXHIBIT 2.21

SDIO LICENSE AGREEMENT

This SDIO License Agreement is executed November 26, 2002 (the “Effective Date”), by and between PalmSource, Inc. (“Licensee”), a Delaware corporation with a place of business at 1240 Crossman Avenue, Sunnyvale, CA 94089, and Palm, Inc., a Delaware corporation with a place of business at 400 N. McCarthy Boulevard, Milpitas, CA, 95035, (“Palm”).

RECITALS

A. WHEREAS, Palm or its suppliers are the owners of certain driver software known as the SDIO Software (as defined below); and

B. WHEREAS, Licensee desires to obtain a license to the SDIO Software, in order to develop and market the Palm OS platform incorporating, and compatible with, such SDIO Software. Palm is willing to grant to Licensee such a license on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

1. Definitions

1.1 “Change of Control” means, with respect to a given entity, any transaction or series of related transactions that would occasion: (i) the sale or lease of all or substantially all of an entity’s business or assets; (ii) any merger, consolidation, share exchange, recapitalization, business combination or other transaction resulting in the exchange of the outstanding shares of an entity for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the stockholders of such entity as of the date prior to the closing date of such transaction (or series of related transactions) hold more than fifty percent (50%) of the voting securities in the surviving corporation in such transaction computed on a fully diluted basis; or (iii) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the United States Securities Exchange Act of 1934) having been formed that beneficially owns or has the right to acquire beneficial ownership of, fifty percent (50%) or more of the outstanding voting securities of an entity.

1.2 “Confidential Information” means that information of either party (“Disclosing Party”) which is disclosed to the other party (“Receiving Party”) pursuant to this Agreement in written form and marked “Confidential,” “Proprietary” or similar designation, or if orally disclosed, that information which the Receiving Party should reasonably discern, by an objective examination of the disclosure and the surrounding facts and circumstances, to be confidential in nature. Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, product plans, sales and marketing plans and business information. References to Palm as a Receiving Party or a Disclosing Party shall also include all of Palm’s present and future subsidiaries, subject to the restrictions contained in this Agreement. References to Licensee as a Receiving Party or a Disclosing Party shall also include all

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of Licensee’s present and future Subsidiaries (other than Palm), subject to the restrictions contained in this Agreement.

1.3 “Licensee Products” means those certain products listed in Exhibit B (Licensee Products) developed by Licensee or its customers.

1.4 “New Version” means a new version of the SDIO Software for which the number to the left of the decimal point is increased. For example, SDIO Software version 5.0 would be a New Version following SDIO Software version 4.x.

1.5 “SDIO Software” means that certain software described in Section 1 of Exhibit A attached hereto. SDIO Software includes any Updates, Upgrades or New Versions of the foregoing created by Palm during the term of this Agreement.

1.6 “SDIO Software Documentation” means the documentation related to the SDIO Software that is listed in Section 2 of Exhibit A attached hereto. SDIO Software Documentation includes any Updates, Upgrades or New Versions of the foregoing created by Palm during the term of this Agreement.

1.7 “SDIO Software Source Code” means certain source code for the SDIO Software, as further described in Section 3 of Exhibit A attached hereto, which Palm shall provide to Licensee upon execution of this Agreement and thereafter from time to time upon the creation of any Update, Upgrade, or New Version thereof.

1.8 “SDIO Software Source Code Documentation” means certain technical documentation relating to SDIO Software Source Code, as further described in Section 4 of Exhibit A attached hereto, which Palm shall provide to Licensee upon execution of this Agreement and thereafter from time to time upon the creation of any Update, Upgrade, or New Version.

1.9 “Separation Date” means 12:01 a.m., Pacific Standard Time, December 3, 2001.

1.10 “Software License Agreement” means that Software License Agreement entered into by and among Palm, Licensee, Palm Platform Overseas Limited and Palm Ireland Investment, effective as of December 3, 2001, as amended.

1.11 “Update” means a bug fix, workaround, or patch to correct any reproducible error in the SDIO Software for which the number to the right of the second decimal point is increased. For example, SDIO Software 4.0.1 would be an Update to SDIO Software 4.0.

1.12 “Upgrade” means a new version of the SDIO Software which, for reason of additional functionality, the number to the right of the decimal point is increased. For example, SDIO Software 4.1 would be an Upgrade to SDIO Software 4.0.

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2. Licenses

2.1 Distribution License. Subject to the terms and conditions of this Agreement, Palm hereby grants to Licensee a worldwide, limited, non-exclusive, non-transferable (except as specified in Section 11.8), fully-paid, royalty-free license, including the right to grant and authorize sublicenses, to use, reproduce, grant end user licenses to, and distribute the SDIO Software, the SDIO Software Documentation, and any modifications thereto created pursuant to the license set forth in Section 2.2 below (solely in object code form), with Licensee Products or on a stand-alone basis for use with Licensee Products. The foregoing license includes the right to have the foregoing performed by a third party on Licensee’s or its sublicensees’ under this Section 2.1 (“Distribution Sublicensees”) behalf in accordance with the terms of any sublicense agreement described in Section 2.3 below.

2.2 Development License. Subject to the terms and conditions of this Agreement, Palm hereby grants to Licensee a worldwide, limited, non-exclusive, non-transferable (except as specified in Section 11.8), fully-paid, royalty-free license, with the right to grant and authorize sublicenses, to: (i) create modifications to the SDIO Software, including without limitation the SDIO Source Code and SDIO Source Code Documentation for incorporation in Licensee Products, (ii) create modifications to the SDIO Software, including without limitation the SDIO Source Code and SDIO Source Code Documentation for purposes of interfacing with the hardware used in any Licensee Products or products of Licensee’s customers or otherwise achieving compatibility (collectively with any modifications created pursuant to subsection (i) above, the “Modifications”), and (iii) use, reproduce and distribute any such Modifications in object code form to the extent permitted pursuant to Section 2.1 (Distribution License) above, or to have the foregoing performed on its behalf in accordance with the terms of any sublicense agreement described in Section 2.3 below. In no event shall Licensee have the right to authorize any sublicensees under this Section 2.2 (“Development Sublicensees”) to grant any further sublicenses to the rights granted under this Section 2.2; provided that such Development Sublicensees shall have the right to use contractors acting solely on the behalf and for the benefit of such Development Sublicensees in exercising its rights under this Section 2.2 in accordance with the terms of any sublicense agreement described in Section 2.3 below.

2.3 Sublicense Agreements. Any sublicenses granted pursuant to Sections 2.1 or 2.2 above shall be pursuant to written agreements containing terms at least as protective of the SDIO Source Code and/or SDIO Software as (i) the terms and conditions Licensee uses for its own substantially similar software products, and (ii) the terms and conditions governing this Agreement. Licensee will reasonably enforce the terms and conditions applicable to the SDIO Source Code and/or SDIO Software contained in such agreements.

3. Delivery

Promptly upon execution of this Agreement by both parties, Palm will deliver to Licensee a complete and current set of the deliverables specified in Exhibit A (Palm Deliverables).

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4. Support for the SDIO Software to be Provided by Palm.

4.1 Updates, Upgrades and New Versions. Palm will include all derivative works and discrete modifications of the SDIO Software created and used by Palm during the term of this Agreement as an Update, Upgrade or New Version under this Agreement. During the term of this Agreement, Palm shall, upon Licensee’s written request from time to time, deliver to Licensee any Update, Upgrade or New Version that Palm releases in any of its products, or otherwise makes available to other licensees or customers. Palm shall use reasonable commercial efforts to deliver such Updates, Upgrades and/or New Versions to Licensee within fifteen (15) business days after such request. Upon delivery of any Updates, Upgrades and New Versions to Licensee, SDIO Software shall be deemed to include such Updates, Upgrades and New Versions.

4.2 No Additional Support for the SDIO Software to be Provided by Palm. Except as set forth in Section 4.1 above, Palm shall not have any obligation to provide any support relating to the SDIO Software to Licensee or Licensee’s customers.

5. Proprietary Rights

5.1 Title.

(a) Subject to the terms of this Agreement, Licensee acknowledges that SDIO Software, SDIO Software Source Code and SDIO Software Source Code Documentation are valuable trade secrets and Confidential Information of Palm. Palm shall be the sole and exclusive owner of the SDIO Software, SDIO Software Source Code and SDIO Software Source Code Documentation as delivered to Licensee. Subject at all times to such ownership rights of Palm and the license granted to Palm pursuant to subsection (b) below, (i) Licensee and/or its customers shall own all right, title and interest in and to all derivative works and discrete modifications to the SDIO Software, including without limitation to the SDIO Software Source Code and SDIO Software Source Code Documentation, made by or for Licensee or its customers (collectively, the “Licensee Modifications”), and (ii) Licensee shall be permitted, in its sole discretion, to take all reasonable and necessary steps to protect all intellectual property rights embodied in such Licensee Modifications.

(b) Licensee hereby grants Palm a worldwide, nonexclusive, fully paid, royalty free, perpetual and irrevocable license, including the right to grant and authorize sublicenses of the following rights, to: use, reproduce, have reproduced, modify, have modified, perform, display and distribute, through single or multiple tiers of distribution, the Licensee Modifications (in source code subject to Section 7 or executable form) and to make, have made, sell, offer for sale, and import the Licensee Modifications and products to the extent incorporating the Licensee Modifications. Such license is granted on an “AS IS” basis without warranty of any kind and Licensee shall not have any indemnification, support or maintenance obligations or any other liability with respect to such Licensee Modifications. Notwithstanding the foregoing license, Licensee shall not have any obligation to deliver the Licensee Modifications except as expressly set forth below in this Section 5.1(b). In the event Licensee has been licensed or has ownership of a version of the SDIO Software that includes Licensee Modifications to support a different hardware configuration and

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Palm plans to undertake development of a product using the SDIO Software with that hardware configuration, then Palm may, from time to time, request in writing for Licensee to provide that version of the SDIO Software to Palm. In such event, Licensee will deliver such version of the SDIO Software to Palm. Licensee shall use reasonable commercial efforts to deliver such versions of the SDIO Software to Palm within fifteen (15) business days after such request. To the extent that Licensee provides Palm access to any Licensee Modifications, whether under this Agreement, the Software License Agreement or otherwise: (i) such Licensee Modifications shall be “AS IS” without warranty of any kind and Licensee shall not have any indemnification, support or maintenance obligations or any other liability with respect to such Licensee Modifications (notwithstanding any terms to the contrary in the Software License Agreement or otherwise); and (ii) such Licensee Modifications shall be considered Confidential Information of Licensee and treated in accordance with the terms and conditions of Article 7 herein.

5.2 U.S. Government Restricted Rights Legend. All Palm technical data and computer software provided under this Agreement is commercial in nature and developed solely at private expense. Software is delivered as Commercial Computer Software as defined in DFARS 252.227-7014 (June 1995) or as a commercial item as defined in FAR 2.101(a) and as such is provided with only such rights as are provided in Palm’s standard commercial license for such software. Technical data is provided with limited rights only as provided in DFARS 252.227-7015 (Nov. 1995) or FAR 52.227-14 (June 1987), whichever is applicable. Licensee will: (a) identify and license the software developed by Licensee hereunder in all proposals and agreements with the United States Government or any contractor therefor; and (b) legend or mark such software provided pursuant to any agreement with the United States Government or any contractor therefor in a form sufficient to obtain for Palm and its suppliers the protection intended by this Section 5.2 (U.S. Government Restricted Rights Legend). Licensee agrees not to remove or deface any portion of any legend on any software or documentation delivered to it under this Agreement.

6. Warranty Disclaimer. NEITHER PARTY OR ITS SUPPLIERS MAKES ANY WARRANTIES, TERMS OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, AS TO THE SDIO SOFTWARE OR THE LICENSEE MODIFICATIONS. IN ADDITION, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, SATISFACTORY QUALITY, NON-INFRINGMENT, COURSE OF DEALING OR COURSE OF PERFORMANCE ARE EXPRESSLY EXCLUDED ON BEHALF OF EACH PARTY AND ITS SUPPLIERS.

7. Confidentiality

7.1 Confidential Information. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. Except as permitted by the terms of this Agreement, the Receiving Party (as defined in Section 1.2 (Confidential Information)) shall, at all times, both during the term of this Agreement and thereafter for a period of seven (7) years keep in confidence and trust all of the Disclosing Party’s (as defined in Section 1.2 (Confidential Information)) Confidential Information received by it (except for any

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source code, which shall be kept in confidence and trust in perpetuity). The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement. The Receiving Party shall take reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. Except as permitted by the terms of this Agreement, the Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, contractors, and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements which protect the Confidential Information of the Disclosing Party sufficient to enable the Receiving Party to comply with this Section 7.1 (Confidential Information); provided, however, that (i) Licensee will not disclose any SDIO Software Source Code or SDIO Software Source Code Documentation of Palm to any of its contractors or consultants without Palm’s prior written permission, except on a need-to-know basis to individual contractors working at the facilities of Licensee who are subject to written obligations of confidentially at least as protective of Palm as the terms and conditions of this Agreement; and (ii) Palm will maintain the source code for Licensee Modifications as confidential and will only disclose such source code under a confidentiality agreement at least as protective as the confidentiality provisions of this Agreement and those which Palm uses for its own SDIO Software Source Code and SDIO Software Source Code Documentation. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

7.2 Exceptions to Confidential Information. The obligations set forth in Section 7.1 (Confidential Information) shall not apply to the extent that Confidential Information includes information which is: (a) now or hereafter, through no unauthorized act or failure to act on the Receiving Party’s part, in the public domain; (b) was in the Receiving Party’s possession before receipt from the Disclosing Party and obtained from a source other than the Disclosing Party and other than through the prior relationship of the Disclosing Party and the Receiving Party before the Separation Date; (c) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; (d) furnished to others by the Disclosing Party without restriction on disclosure; or (e) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental, investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall: (i) assert the confidential nature of the Confidential Information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

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8. Limitation of Liability

8.1 EXCEPT FOR LICENSEE’S BREACH OF THE SCOPE OF THE LICENSES IN ARTICLE 2 (LICENSES) OR EITHER PARTY’S LIABILITY ARISING UNDER ARTICLE 7 (CONFIDENTIALITY), NEITHER PARTY NOR ITS SUPPLIERS OR LICENSEES SHALL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR LIABILITIES OF ANY KIND OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

8.2 EXCEPT FOR LICENSEE’S BREACH OF THE SCOPE OF THE LICENSES IN ARTICLE 2 (LICENSES) OR EITHER PARTY’S LIABILITY ARISING UNDER ARTICLE 7 (CONFIDENTIALITY), THE LIABILITY OF EACH PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED ONE MILLION UNITED STATES DOLLARS ($1,000,000).

9. Compliance With Law

9.1 Laws Generally. Licensee agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

9.2 Export Regulations. The SDIO Software supplied hereunder is subject to all pertinent import and export laws of the United States, including specifically the U.S. Export Administration Regulations (“EAR”). Licensee agrees that it will be solely responsible for compliance with all such laws. In particular, Licensee agrees that it will not export, re-export, or transfer, directly or indirectly, the SDIO Software or Licensee Services to any person, firm or country on the Denied Persons List, Entity List, Debarred Parties or Specially Designated Nationals lists or to Afghanistan, Cuba, Iran, Iraq, Libya, North Korea, Federal Republic of Yugoslavia (Serbia only), Sudan, or Syria or any other country or entity designated by the U.S. Government as prohibited by U.S. law, or nationals thereof, and that it is not located in such a country or on such a list. Licensee agrees that it will not transfer, export or re-export, directly or indirectly, the SDIO Software or Licensee Services for use or to users in military or proliferation activities (Nuclear, Missile, Chemical or Biological Weapons) without U.S. Government authorization (by export license or regulation). Licensee agrees that, upon request, it will provide additional end use/end user information or written acceptance of requirements and responsibilities to comply with U.S. export license requirements. Licensee agrees to be bound by any future modifications of the foregoing list of restricted destinations by amendments to the EAR or other U.S. government regulations. These requirements shall survive the term or termination of the Agreement.

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10. Term and Termination

10.1 Term. This Agreement shall be effective from the Effective Date until five (5) years after the Effective Date. This Agreement shall renew only upon the written agreement of the parties.

10.2 Termination Due to Bankruptcy, etc. In the event a party: (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party; or (iv) such party makes a general assignment for the benefit of creditors, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective ten (10) days after mailing.

10.3 Right to Terminate. Either party shall have the right to terminate this Agreement if (a) the other party is in material breach of any term or condition of this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice of such breach given by the non-breaching party and (b) the parties are unable to resolve such breach to their mutual satisfaction through good faith discussions during the subsequent thirty (30) days following such thirty (30) days.

10.4 Effect of Termination. Upon the termination or expiration of this Agreement, all licenses granted hereunder shall terminate, except that the following shall survive (a) Licensee’s distribution rights under Section 2.1 shall be limited to distribution of the SDIO Software in object code form solely as bundled with or incorporated into a Licensee Product which, by an objective examination of such factors as cost, product features and pricing, represent a significant enhancement of the SDIO Software (with regard to both value and function) (a “Value Added Product”) and all rights to distribute the SDIO Software on a stand-alone basis shall terminate; provided that the foregoing license shall only apply to the version of the Value Added Products that Licensee is then-currently distributing on the date of such termination or expiration and shall not apply to any subsequent versions (except error corrections as permitted under (c) below), (b) the rights of Distribution Sublicensees under Section 2.1 that have been properly granted sublicense rights prior to such expiration or termination shall continue; provided that in no event shall Licensee have the right to grant any rights to any new Distribution Sublicensees following the date of such expiration or termination (except with respect to distribution of Licensee’s existing Value Added Products), (c) Licensee’s rights under Section 2.2(i) and (ii) shall be limited to creating modifications to the SDIO Software, including, but not limited to, the SDIO Source Code and the SDIO Source Code Documentation, solely for the purpose of creating any bug fix, workaround or patch to correct any reproducible error in the SDIO Software, (d) the rights of Development Sublicensees under Section 2.2 that have been properly granted sublicense rights prior to such expiration or termination shall continue; provided that in no event shall Licensee have the right to grant any rights to any new Development Sublicensees following the date of such expiration or termination, and (e) end user

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licenses properly granted prior to such expiration or termination (or which are permitted to be granted after expiration or termination as expressly authorized under (a), (b), (c) or (d) above) shall survive in accordance with their terms.

10.5 Survival. Neither the termination nor expiration of this Agreement shall relieve either party from its obligations to pay the other any sums accrued hereunder. The parties agree that their respective rights, obligations and duties under Article 1 (Definitions), 5 (Proprietary Rights), 6 (Warranty), 7 (Confidentiality), 8 (Limitation of Liability), 9 (Compliance with Law), 10 (Term and Termination), and 11 (Miscellaneous) shall survive any termination or expiration of this Agreement. All other provisions shall cease to have effect.

10.6 No Damages For Termination or Expiration. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS FOR TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF ANY TERRITORY OR OTHERWISE. Neither party will be liable to the other party on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by it or for any other reason whatsoever based upon or growing out of such termination or expiration.

11. Miscellaneous

11.1 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or fax, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 11.1 (Notices).

If to PalmSource, Inc.:	PalmSource, Inc.
1240 Crossman Avenue
Sunnyvale, CA 94089
Attention: Senior Director of Worldwide Licensing and Business Development
Fax: (408) 400-1510

With copies to:	PalmSource, Inc.
1240 Crossman Avenue
Sunnyvale, CA 94089
Attention: Vice President, Legal Affairs
Fax: (408) 400-1510

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If to Palm, Inc.:	Palm, Inc.
400 N. McCarthy Boulevard
Milpitas, CA, 95035
Attention: Vice President Software
Fax: (408) 503-1270

With copies to:	Palm, Inc.
400 N. McCarthy Boulevard
Milpitas, CA, 95035
Attention: General Counsel
Fax: (408) 503-8280

Such notice will be treated as having been received upon the earlier of actual receipt or five (5) days after posting.

11.2 Amendment; Waiver. This Agreement may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

11.3 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provisions shall continue in full force and effect.

11.4 Controlling Law. This Agreement shall be governed in all respects by the laws of the United States and the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

11.5 Arbitration. Any dispute which arises under this Agreement shall, unless otherwise mutually agreed in writing, be submitted to final and binding arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties, or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs of reasonable attorneys’ and other professional fees incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrators shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR

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procedures will not be construed under the doctrine of laches, waiver or estoppel or to adversely affect the rights of either party.

11.6 Injunctive Relief. Either party’s breach of this Agreement or violation of the other party’s intellectual property rights may cause irreparable injury to such other party for which such other party may not have an adequate remedy at law. Accordingly, notwithstanding Section 11.5 above, each party shall have the right to seek immediate relief from a court of competent jurisdiction for breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others.

11.7 Force Majeure. Except for the payment of money, neither party will be liable for any failure or delay in performance under this Agreement due to fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, war, insurrection, riot, act of God or the public enemy, law, act, order, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement) or any other event beyond the reasonable control of the party whose performance is to be excused.

11.8 Assignment. Either may assign this Agreement without restriction, whether by operation of law, Change of Control or otherwise, to a purchaser of all or substantially all of the stock or assets of such party (without the consent of the other party), provided that the assignee agrees in writing to be bound by the terms of this Agreement. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

11.9 Relationship of the Parties. The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf.

11.10 Allocation of Risk. The sections on limitation of liability, warranties and disclaimer of warranties allocate the risks in the Agreement between the parties. This allocation is an essential element of the basis of the bargain between the parties.

11.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

11.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

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11.13 Entire Agreement. This Agreement and the Exhibits referenced or attached hereto, constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

11.14 Tax Liability. In addition to any other payments due under this Agreement, Licensee agrees to pay, indemnify, and hold Palm harmless from any sales, use, excise, import or export, value added or similar tax or duty, any other tax not based on Palm’s net income, and any governmental permit and license fees, customs fees and similar fees levied upon delivery of the deliverables and/or services hereunder which Palm may incur in respect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

PALM, INC. (“Palm”)

By:	/s/ THOMAS A. RYAN
Name:	Thomas A. Ryan
Title:	Vice President, Engineering

PALMSOURCE, INC. (“Licensee”)

By:	/s/ DAVID NAGEL
Name:	David Nagel
Title:	CEO

List of Exhibits

A	Palm Deliverables

B	Licensee Products

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EXHIBIT A

PALM DELIVERABLES

[Palm Deliverables has been omitted. A copy of the exhibit will be furnished supplementally to the Commission upon request.]

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EXHIBIT B

LICENSEE PRODUCTS

[Licensee Products has been omitted. A copy of the exhibit will be furnished supplementally to the Commission upon request.]